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EXHIBIT 99.1

                                  PRESS RELEASE

February 2, 2001 - All Star Gas Corporation announced today that the Offer to Exchange (the "Offer") dated November 2, 2000 with respect to its 12 7/8% Senior Secured Notes due 2000 (the "Old Notes"), which expires at 5:00 p.m., Eastern Standard time, on February 16, 2001 (the "Expiration Date"), has been amended pursuant to the terms of the Supplement One dated February 2, 2001 (the "Supplement One"). Pursuant to the terms of the Supplement One, the Company is offering to exchange an aggregate principal amount of $53,063,600 of its 11% Senior Secured Notes due 2003 (the "New Notes") for all of the issued and outstanding $50,880,000 principal amount of its Old Notes from the registered holders thereof. The New Notes will bear interest from December 1, 2000 at the rate of 11% per annum, payable on March 30, 2001 and on each June 30, September 30, December 30 and March 30 thereafter. The additional principal amount of New Notes will be distributed to tendering holders on a pro-rata basis. As of 5:00 p.m., Eastern Standard time, December 1, 2000, the entire $50,880,000 outstanding principal amount of the Old Notes had been tendered, and as of 9:00 a.m., Eastern Standard time, February 2, 2001, $120,000 of the tenders of the Old Notes had been withdrawn. Tenders of Old Notes pursuant to the Offer may be withdrawn at any time prior to the Expiration Date.

         All Star Gas Corporation is soliciting the holders of the entire outstanding principal amount of the Old Notes for consent to the terms of Supplement One.

         This press release contains statements that are forward looking. These statements are not projections or assured results.

         For additional information contact Valeria Schall, All Star Gas Corporation, 417- 532-3103.